Exhibit 10.17

AMENDMENT NO. 2

TO

SENIOR EXECUTIVE SEVERANCE AGREEMENT.

            The Ryland Group, Inc. (the "Company") and ______________ (the "Executive") amend the Senior Executive Severance Agreement dated as of December 6, 2006 (this “Agreement”).

Accordingly, the Agreement is amended as follows, effective December 7, 2011:

1.                                    Section 1.1 is amended in its entirety, as follows:

"1.1       Lump Sum Cash Payment.  On the 60th day following the Executive’s Separation from Service with the Corporation or any successor corporation, the Corporation or any successor corporation will pay the Executive, as an amount earned for services rendered, a pro rata bonus through the date of Separation from Service.  Also, on the 60th day following the Executive’s Separation form Service with the Corporation or any successor corporation, the Corporation or any successor corporation will pay the Executive a lump sum cash payment equal to two (2) times the highest Annual Compensation (as hereinafter defined) for any of the three (3) calendar years immediately preceding the date of Separation from Service.  For purposes of this Section 1.1, the pro-rata bonus shall be an amount equal to the target annual bonus for the year in which the Separation from Service occurs and, in the absence of a specified target annual bonus for such year, the highest bonus earned by the Executive within the three (3) calendar years immediately preceding the date of Separation from Service, in either case pro rated for the period served during the year in which the Separation from Service occurs.”

2.         The second sentence of Section 1.3 is amended in its entirety, as follows:

"Additionally, on the 60th day following Separation from Service, the Responsible Corporation shall pay to the Executive a lump sum cash payment equal to the value of coverage under the Company's executive life insurance program, personal health services allowance and health club benefit program for a period of two years.”

3.         A new second sentence is added to Section 2.3 as follows:

“Such general release and waiver must be executed, and the statutory period during which the Executive is entitled to revoke the release must expire, on or before the 60th day after the date of the Executive's Separation from Service, or the Executive will forfeit the right to any payment under this Agreement.”

IN WITNESS WHEREOF, the parties have executed this Amendment as of December 7, 2011.

THE RYLAND GROUP, INC.	EXECUTIVE:

By:

Attest:

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